Exhibit 10 (cc)
AMENDMENT
TO
RESTRICTED STOCK
AWARD AGREEMENT

THIS AMENDMENT is made this ____ day of ____, ____, by and between DNB Financial Corporation (“Holding Company”) and ____________ (“Grantee”).

W I T N E S S E T H:

WHEREAS, the Holding Company and the Grantee entered into a Restricted Stock Award Agreement dated as of  _________ (“Agreement”), whereby Holding Company granted to Grantee the right to receive ________shares (as adjusted for Stock Dividends, if any) of the Holding Company’s common stock, subject to the vesting conditions and transferability restrictions set forth therein; and

WHEREAS, the parties wish to amend the Agreement to revise the vesting conditions.

NOW, THEREFORE, the Agreement is hereby amended in the manner set forth below.

1.  The first sentence of Paragraph 2 is revised to read as follows:

Subject to such further terms and conditions of the Plan as may be applicable, Grantee shall first be entitled to the Award Shares on a date (the “Vesting Date”) that shall be the earlier of (1) the Third (3rd) anniversary of the Grant Date, (2) the date of Grantee’s death, (3) Grantee’s termination of employment on account of disability, (4) the date on which a “Change in Control” as hereinafter defined of the Company occurs, or (5) the date as of which the Grantee attains age sixty-five (65).

2.  The last sentence of Paragraph 2 is revised to read as follows:

If Grantee’s employment terminates for any reason prior to the Vesting Date, this Agreement shall automatically terminate, the Grantee shall forfeit all rights hereunder, and no shares of common stock or other consideration shall be transferred to Grantee pursuant to the Agreement.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of first date set forth above.

DNB FINANCIAL CORPORATION

ATTEST:	BY:

Name:	Name:

Witness:	GRANTEE

Name:	Name: